LIBERTY NEWPORT JAPAN OPPORTUNITIES FUND, VARIABLE SERIES
              NEWPORT FUND MANAGEMENT, INC. SUB-ADVISORY AGREEMENT

      AGREEMENT dated May 30, 2000 among LIBERTY VARIABLE INVESTMENT TRUST, a Massachusetts business trust (the "Trust"), with respect to LIBERTY NEWPORT JAPAN OPPORTUNITIES FUND, VARIABLE SERIES (the "Fund"), LIBERTY ADVISORY SERVICES CORP., a Massachusetts corporation ("Advisor"), and NEWPORT FUND MANAGEMENT, INC., a Virginia corporation (the "Sub-Advisor").

      In consideration of the promises and covenants herein, the parties agree as follows:

      1. The Sub-Advisor will manage the investment of the assets of the Fund in accordance with its investment objective, policies and limitations set forth in the Trust's prospectus and statement of additional information, as amended from time to time, and will perform the other services herein set forth, subject to the supervision of the Advisor and the Board of Trustees of the Trust.

      2. In carrying out its investment management obligations, the Sub-Advisor shall:

                  (a) evaluate such economic, statistical and financial
            information and undertake such investment research as it shall believe advisable;

                  (b) purchase and sell securities and other investments for the
            Fund in accordance with the procedures described in the Trust's prospectus and statement of additional information; and

                  (c) report results to the Advisor and to the Board of
            Trustees.

      3. The Sub-Advisor shall be free to render similar services to others so long as its services hereunder are not impaired thereby.

      4. The Advisor shall pay the Sub-Advisor a monthly fee at the annual rate of 1.00% of the average daily net assets of the Fund for managing the investment of the assets of the Fund provided in paragraph 1 above. Such fee shall be paid in arrears on or before the 10th day of the next following calendar month.

      5. This Agreement shall become effective on the date first written above, an (a) unless otherwise terminated, shall continue until the second anniversary of the date hereof, and from year to year thereafter so long as approved annually in accordance with the 1940 Act; (b) may be terminated without penalty on sixty days' written notice to the Sub-Advisor either by vote of the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Fund; (c) shall automatically terminate in the even of its assignment; and (d) may be terminated without penalty by the Sub-Advisor on sixty day's written notice to the Trust.

      6.    This Agreement may be amended in accordance with the 1940 Act.

      7. For the purpose of the Agreement, the terms "vote of a majority of the outstanding shares," and "assignment" shall have their respective meanings defined in the 1940 Act and exemptions and interpretations issued by the Securities and Exchange Commission under the 1940 Act.

      8. In the absence of willful misfeasance, bad faith or gross negligence on the part of the Sub-Advisor, or reckless disregard of its obligations and duties hereunder, the Sub-Advisor shall not be subject to any liability to the Trust or the Fund, to any shareholder of the Trust or the Fund or to any person, firm or organization, for any act or omission in the course of or connection with rendering services hereunder.

      9. The Fund may use the name "Newport," or any other name derived from the name "Newport," only for so long as this Agreement or any extension, renewal, or amendment hereof remains in effect, including any similar agreement with any organization that shall have succeeded to the business of the Sub-Advisor. At such time as this Agreement or any extension, renewal or amendment hereof, or each such other similar successor organization agreement shall no longer be in effect, the Fund will cease to use any name derived from the name "Newport," any name

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            similar thereto, or any other name indicating that it is advised by or otherwise connected with the Sub-Advisor, or with any organization which shall have succeeded to the Sub-Advisor's business as an investment advisor.

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      10.   The Sub-Advisor is hereby expressly put on notice of the limitation of shareholder liability as set forth in the Declaration of Trust of the Trust and agrees that obligations assumed by the Trust pursuant to this Agreement shall be limited in all cases to the assets of the Fund. The Sub-Advisor further agrees that it shall not seek satisfaction of any such obligation from the shareholders of the Fund, nor from the Trustees or any individual Trustee of the Trust.


                      LIBERTY NEWPORT JAPAN OPPORTUNITIES FUND, VARIABLE SERIES

                                    By:  LIBERTY VARIABLE INVESTMENT TRUST

                                    By:/s/Stephen E. Gibson
                                            Stephen E. Gibson, President



                                    NEWPORT FUND MANAGEMENT, INC.

                                    By:/s/Thomas R. Tuttle
                                            Thomas R. Tuttle, President



                                    LIBERTY ADVISORY SERVICES CORP.

                                    By:/s/Philip K. Polkinghorn
                                            Philip K. Polkinghorn, President